Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE SEPARATION AND DISTRIBUTION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Separation and Distribution Agreement, dated as of December 15, 2019 (the “Agreement”), is made as of January 22, 2021 by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned Subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”) and Neptune Merger Sub II LLC, a Delaware limited liability company and wholly owned Subsidiary of RMT Partner (“Merger Sub II”). Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Remainco, Spinco and RMT Partner entered into the Agreement on December 15, 2019;

WHEREAS, in accordance with the terms and conditions of the Agreement, Remainco, Spinco and RMT Partner now desire to amend the Agreement in the manner set forth in this Amendment; and

WHEREAS, in connection with the potential merger of Spinco and Merger Sub II, Remainco, Spinco and RMT Partner desire to join Merger Sub II as a party to the Agreement, and Merger Sub II desires to become a party to the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by each of the parties hereto, Remainco, Spinco, RMT Partner and Merger Sub II agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Payment to Remainco for Cash and Cash Equivalents held by Spinco and the Members of the Spinco Group Immediately Prior to the Spinco Distribution; Spinco Cash; Spinco Indebtedness.

(a)    The definition of “Ancillary Agreements” in the Agreement is hereby deleted in its entirety and replaced with:

“Ancillary Agreements” shall mean the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Cross-License Agreement, the Trademark Cross-License Agreement, the Biomaterials Cross-License Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement, the Regulatory Transfer and Support Agreement, TMODS License Agreement, Transition Services Agreement, Supply Agreement, Space Leases and the agreements set forth on Schedule 1.1(9) and any other agreements to be entered into by and between any member of the Spinco Group and any member of the Remainco Group, at, prior to or after the Spinco Distribution in connection with the Spinco Distribution and the other transactions contemplated by this Agreement (to the extent consented to by RMT Partner), but shall exclude the Conveyancing and Assumption Instruments and, for the avoidance of doubt, the Merger Agreement.

(b)    The Agreement is hereby amended to add the following definition of “Biomaterials Cross-License Agreement”:

“Biomaterials Cross-License Agreement” shall mean the Biomaterials Cross-License Agreement, to be entered into at or prior to the Spinco Distribution, by and among members of the Remainco Group and members of the Spinco Group.

(c)    The definition of “Excess Spinco Cash Amount” in the Agreement is hereby deleted in its entirety and replaced with:

“Excess Spinco Cash Amount” shall mean the amount equal to (a) the aggregate amount of Cash and Cash Equivalents of the members of the Spinco Group as of immediately prior to the Spinco Distribution, prior to giving effect to the Spinco Special Cash Payment, minus (b) the proceeds of the Spinco Debt Financing, minus (c) Insurance Proceeds received after December 15, 2019 and prior to the time that is immediately prior to the Spinco Distribution that were generated by Spinco Assets or Assets that, had the event giving rise to such Insurance Proceeds not occurred, would have constituted Spinco Assets (if any), minus (d) Cash and Cash Equivalents in escrow accounts or held as collateral for outstanding letters of credit as of immediately prior to the Spinco Distribution and minus (e) the Trapped Cash Amount.

(d)    The definition of “Remainco Liabilities” prior to clause (a) of such definition in the Agreement is hereby deleted in its entirety and replaced with:

“Remainco Liabilities” shall mean any and all Liabilities (except for Liabilities related to Taxes, which are governed exclusively by the Tax Matters Agreement) of Remainco and its Subsidiaries (including the Spinco Group) other than the Spinco Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Spinco Distribution), (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any Action associated with any Liability (provided that any Remainco Liability that constitutes an Environmental Liability shall be subject to Section 7.10) including the following (the “Specified Remainco Liabilities”):

(e)    Clause (l) of the definition of “Remainco Liabilities” is amended by adding “(other than under Section 9.2(b) thereof)” following “FMC Corporation”.

(f)    The words “or Specified Cash” in clause (i) of the definition “Specified Remainco Assets” shall be deleted, and the remainder of such clause shall remain unchanged.

(g)    The definition of “Specified Cash” in the Agreement is hereby deleted in its entirety and replaced with:

[RESERVED]

(h)    Clause (i) of the definition of “Spinco Assets” in the Agreement is hereby deleted in its entirety and replaced with:

(i)    any and all Cash and Cash Equivalents held by the members of the Spinco Group to the extent, (i) reflected in the calculation and payment of the Excess Spinco Cash Amount, (ii) constituting Trapped Cash or (iii) that are proceeds of the Spinco Debt Financing in excess of the Spinco Special Cash Payment (the “Spinco Cash”);

(i)    The definition of “Spinco Indebtedness” in the Agreement is hereby deleted in its entirety and replaced with:

“Spinco Indebtedness” shall mean: (a) on a consolidated basis, Indebtedness of Spinco of the type described in clauses (i), (ii), (iv), (v) and (vii) and (viii) of the definition thereof (but in the case of clauses (vii) and (viii), solely to the extent in respect of clauses (i), (ii), (iv) and (v)) in each case that is either (x) a Spinco Liability or (y) was incurred by (or assigned to in accordance with the Separation Plan to) any member of the Spinco Group and remaining unpaid as of immediately prior to the Spinco Distribution; (b) to the extent accrued or required to be accrued in accordance with the Accounting Principles on the consolidated balance sheet of Spinco, and remaining unpaid, in each case, as of immediately prior to the Spinco Distribution, (i) the amount of any Liabilities associated with discontinued operations and closed facilities, (ii) the amount of any asset retirement obligations and (iii) all Liabilities in respect of any health and welfare claims described in Section 1.11(a) of the Employee Matters Agreement incurred with respect to Spinco Employees or Former Spinco Business Employees prior to the Spinco Distribution Date, including any estimated reserves accrued in respect of incurred but not reported claims; (c) to the extent accrued on the audited consolidated balance sheet of Spinco as of December 31, 2019 and delivered in accordance with Section 8.22 of the Merger Agreement, (i) the amount of any Environmental Liabilities in excess of $100,000 and (ii) the amount of any litigation accrual in excess of $1,100,000; and (d) on a consolidated basis, all Liabilities of Spinco under Credit Support Instruments, to the extent drawn; provided that, notwithstanding any of the foregoing to the contrary, “Spinco Indebtedness” shall at all times exclude (1) the Spinco Debt Financing and any costs, fees and expenses in connection therewith (including the Commitment Fees) and (2) the amount of any overdraft pursuant to Section 2.5(f) of this Agreement and, subject to the second to last sentence of Section 2.5(h), any costs, fees and expenses in connection therewith (including, for the avoidance of doubt, any interest expense, penalties or similar charges resulting from such overdraft, whether or not resulting from the limitations set forth in Section 2.5(j) of this Agreement) (the “Overdraft Principal and Costs”).

(j)    Clause (e) of the definition of “Spinco Liabilities” in the Agreement is hereby deleted in its entirety and replaced with:

(e)    any and all Liabilities for the Spinco Debt Financing and the Overdraft Principal and Costs and any and all Liabilities reflected in the calculation of Spinco Indebtedness;

(k)    The definition of “Trapped Cash” in the Agreement is hereby deleted in its entirety and replaced with:

“Trapped Cash” shall mean, (a) with respect to those members of the Spinco Group set forth under the category of “Entity Caps” on Schedule 2.5(f), the amount of Cash and Cash Equivalents held by such member of the Spinco Group as of immediately prior to the Spinco Distribution in excess of the cap applicable to such member of the Spinco Group and set forth on Schedule 2.5(f) and (b) with respect to those members of the Spinco Group in the countries set forth under the category “Country Caps” on Schedule 2.5 (f), the aggregate amount of Cash and Cash Equivalents held by members of the Spinco Group in a country listed on Schedule 2.5(f), immediately prior to the Spinco Distribution, in excess of the cap applicable to such country and set forth on Schedule 2.5(f). No Foreign Cash shall be considered Trapped Cash unless otherwise in respect of a legal entity or country on Schedule 2.5(f) and if in excess of an Entity Cap or Country Cap, in each case, as applicable.

(l)    The definition of “Trapped Cash Amount” in the Agreement is hereby deleted in its entirety and replaced with:

“Trapped Cash Amount” shall mean the aggregate amount of all Trapped Cash.

(m)    The definition of “True Trapped Cash Amount” in the Agreement is hereby deleted in its entirety and replaced with:

[RESERVED]

(n)    The Agreement is hereby amended to add the following definition of “Trapped Cash Reimbursement Amount”:

“Trapped Cash Reimbursement Amount” shall mean the amount of the Trapped Cash Amount that, pursuant to Section 2.5(i) of this Agreement, is demonstrated as being able to be transferred pursuant to the Repatriation Plan, minus Repatriation Costs.

(o)    Clause (iv) of Section 2.5(b) of the Agreement is amended by adding “(utilizing the calculations in clauses (i), (ii) and (iii))” following the words “the Spinco Special Cash Payment” and the remainder of such section shall remain unchanged.

(p)    The Agreement is hereby amended to add the following sentence at the end of Section 2.5(e):

In the event any dispute between the Parties arises in connection with Section 2.5(c) of this Agreement or Section 2.5(g) of this Agreement, such dispute involves a dispute over whether any item constitutes a Spinco Asset, Spinco Liability, Remainco Asset or Remainco Liability, and the Parties are planning to engage an Unaffiliated Accounting Firm in accordance with the terms of such sections, the resolution of the dispute over whether an item constitutes a Spinco Asset, Spinco Liability, Remainco Asset or Remainco Liability shall be resolved pursuant to Article IX of this Agreement and not by any Unaffiliated Accounting Firm. To the extent the resolution of such dispute is necessary to for the resolution by the Unaffiliated Accounting Firm of disputes under Section 2.5(c) of this Agreement or Section 2.5(g) of this Agreement, such process shall be delayed until the resolution of the disputes regarding whether an item constitutes a Spinco Asset, Spinco Liability, Remainco Asset or Remainco Liability are concluded pursuant to Article IX.

(q)    Section 2.5(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with:

No later than five (5) Business Days prior to the anticipated Spinco Distribution Date, Remainco shall deliver to Spinco and RMT Partner a written statement (the “Cash Payment Estimated Statement”) setting forth, in reasonable detail, Remainco’s good faith estimate of the amount of the Excess Spinco Cash Amount, subject to, and which shall be automatically adjusted by, the Final Cash Conversion Rate (the “Estimated Excess Spinco Cash Amount”). While the Cash Payment Estimated Statement will necessarily calculate the Estimated Excess Spinco Cash Amount based on a currency conversion rate close in time to its preparation, the actual calculation of the Estimated Excess Spinco Cash Amount shall at all times be based on the Final Cash Conversion Rate, and the amount of the Estimated Excess Spinco Cash Amount shall be deemed automatically updated to reflect the Final Cash Conversion Rate, even though such date shall be subsequent to the delivery of the Cash Payment Estimated Statement and may cause the Estimated Excess Spinco Cash Amount to differ from what is set forth initially in the Cash Payment Estimated

Statement. Remainco shall notify the treasurer of RMT Partner of the amount of the Estimated Excess Spinco Cash Amount once determined when applying the Final Cash Conversion Rate. The Cash Payment Estimated Statement shall specifically set forth the amount by which any estimate of Cash and Cash Equivalents of a legal entity or in a country set forth on Schedule 2.5(f) is less than, exceeds or is equal to any cap agreed to with respect to such jurisdiction. At any time following the delivery of the Cash Payment Estimated Statement and prior to the Spinco Distribution, Spinco shall, to the extent permissible under the terms thereof, or shall cause members of the Spinco Group to, overdraft one or more bank accounts of members of the Spinco Group, which bank accounts are identified on Schedule 2.5(f), in an aggregate amount equal to the Estimated Excess Spinco Cash Amount and Spinco shall, or shall cause members of the Spinco Group to, transfer to Remainco the proceeds of such overdraft. For the avoidance of doubt, the obligation of Spinco to overdraft such bank accounts shall not limit Remainco’s rights pursuant to Section 3.2 of this Agreement and, to the extent Remainco is able to, and does, transfer any Cash and Cash Equivalents pursuant to Section 3.2 of this Agreement prior to the Spinco Distribution, the amount of the Estimated Excess Spinco Cash Amount shall be deemed automatically reduced to reflect such transfers to the extent such amounts had previously been included in the calculation thereof. For the avoidance of doubt, “included in the calculation thereof” shall mean that such amount is included in the Excess Spinco Cash Amount such that Remainco would be paid for such amount, and not (x) any such amounts excluded therefrom, but otherwise considered in the calculation thereof, due to any limitations set forth in Schedule 2.5(f) or (y) any amounts of Cash and Cash Equivalents in excess of the Estimated Excess Spinco Cash Amount. Remainco provided an update to RMT Partner on the balances of Cash and Cash Equivalents of Spinco and the members of the Spinco Group on January 19, 2021. Following such update, RMT Partner shall be permitted, within three (3) Business Days of receipt thereof, to request that Remainco decrease the balance of Cash and Cash Equivalents of any member of the Spinco Group not referenced in Schedule 2.5(f), and Remainco shall consider that request in good faith, respond to RMT Partner’s request, and will attempt in good faith (taking into account any burden on Remainco and its employees and advisors), to remove Cash and Cash Equivalents from such member of the Spinco Group prior to the delivery of the Cash Payment Estimated Statement through moving such Cash and Cash Equivalents to Remainco in accordance with Section 3.2 of this Agreement. Remainco shall have no obligation to affirmatively update RMT Partner on the balances of Cash and Cash Equivalents prior to the delivery of the Cash Payment Estimated Statement other than as set forth above, and other than to consider in good faith a suggestion of RMT Partner to decrease certain Cash and Cash Equivalents amounts as set forth above and attempt in good faith to remove some Cash and Cash

Equivalents from such member of the Spinco Group prior to the delivery of the Cash Payment Estimated Statement through a movement to Remainco, shall have no obligation to facilitate any specific amount of Cash and Cash Equivalents to remain with any member or members of the Spinco Group as of the Spinco Distribution, whether by cash infusion, removal, transfer between legal entities or otherwise (regardless of whether RMT Partner or Spinco or any of their representatives have expressed a desire for any specific amount, whether less than or greater than what is held, or expected to be held, in the bank accounts of members of the Spinco Group), and the final amount transferred pursuant to Section 3.2 of this Agreement or paid to Remainco pursuant to the Estimated Excess Spinco Cash Amounts (and any overdrafts in connection therewith) shall be at Remainco’s discretion.

(r)    Section 2.5(g) of the Agreement is hereby amended by deleting it in its entirety and replacing it with:

Concurrent with the delivery by Spinco of the Proposed Final Statement, Spinco shall, at its expense, prepare and submit to Remainco a written statement (the “Proposed Final Cash Statement”) setting forth, in reasonable detail, Spinco’s calculation of the Excess Spinco Cash Amount. In the event Remainco disputes the correctness of the calculations in the Proposed Final Cash Statement, Remainco shall notify Spinco in writing of its objections within sixty (60) days after receipt of the Proposed Final Cash Statement, provided, that, if Remainco is delivering an objection pursuant to Section 2.5(c) of this Agreement, Remainco shall deliver this objection concurrently therewith. Any objection shall set forth, in writing and in reasonable detail, the reasons for Remainco’s objections and Remainco’s proposed adjustments. To the extent Remainco does not object within the time period contemplated by this Section 2.5(g) to the Excess Spinco Cash Amount as set forth in the Proposed Final Cash Statement, Remainco shall be deemed to have accepted Spinco’s calculation. Remainco and Spinco shall negotiate in good faith to resolve any disputed matters within thirty (30) days after Spinco’s receipt of Remainco’s notice of objections. To the extent Remainco has delivered a notice of objections pursuant to Section 2.5(c) of this Agreement, any negotiations regarding those objections and objections regarding the Excess Spinco Cash Amount shall take place concurrently. If Remainco and Spinco are unable to resolve such disputed matters regarding the amount of the Excess Spinco Cash Amount in writing within thirty (30) days, then (x) if there are other unresolved matters due to objections delivered by Remainco pursuant to Section 2.5(c) of this Agreement, such disputed matters regarding the amount of the Excess Spinco Cash Amount shall be submitted to, and resolved by, the Unaffiliated Accounting Firm in accordance with the provisions of Section 2.5(c) of this Agreement or (y) if there are no disputes remaining with respect to the calculation of the Spinco Special Cash Payment and only disputes remaining with respect to the amount of the Excess Spinco Cash Amount, Remainco and Spinco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty-day negotiation period, engage the Unaffiliated Accounting Firm and resolve such dispute in accordance with the procedures of Section 2.5(c) of this Agreement. In the case of either clause (x) or (y) of the preceding sentence, any unresolved dispute regarding the amount of the Excess Spinco Cash Amount shall be resolved pursuant and subject to the terms of Section 2.5(c) of this Agreement, and to the extent the terms thereof refer to the “Proposed Final Statement” or “Remainco’s notice of objections” such terms shall be read to include the Proposed Final Cash Statement and Remainco’s notice of objections delivered pursuant to this Section 2.5(g), as applicable. The Unaffiliated Accounting Firm shall be authorized, acting as an expert and not as an arbitrator, to calculate the amount of the Excess Spinco Cash Amount, subject to the terms of Section 2.5(c) of this Agreement, and its decision shall be final, conclusive and binding and not subject to any appeal as set forth therein. Each of Remainco, Spinco and RMT Partner shall provide the others in a timely fashion with all information and supporting documentation reasonably requested by any of them in connection with the preparation and review of the Proposed Final Cash Statement, including statements from the relevant bank accounts.

(s)    Section 2.5(h) of the Agreement is hereby amended by deleting it in its entirety and replacing it with:

Following the determination of the Excess Spinco Cash Amount, whether by failure of Remainco to deliver an objection to the Proposed Final Cash Statement, by mutual agreement between Remainco and Spinco or by determination of the Unaffiliated Accounting Firm (such amount, the “Final Excess Spinco Cash Amount”), no later than five (5) Business Days after the applicable final determination, a payment by wire transfer of immediately available funds shall be made either (x) by Remainco to Spinco if the Estimated Excess Spinco Cash Amount is greater than the Final Excess Spinco Cash Amount or (y) by Spinco to Remainco if the Final Excess Spinco Cash Amount is greater than the Estimated Excess Spinco Cash Amount, in each case of (x) or (y), in an amount equal to such difference. While Spinco is required, pursuant to Section 2.5(f) of this Agreement, to overdraft the amount of the Estimated Excess Spinco Cash Amount prior to the Spinco Distribution, to the extent it is discovered following the Spinco Distribution that an error occurred, such that there is a difference in the amount overdrafted prior to the Spinco Distribution and the amount of the Estimated Excess Spinco Cash Amount, such error shall be taken into account in any Proposed Final Cash Statement or objection by Remainco thereto, shall be resolved pursuant to Section 2.5(g) of this Agreement, and to the extent a payment is necessary to correct such error, such payment shall be made by either Remainco or

Spinco, as applicable, or accounted for in connection with the payment to be made in the preceding sentence, in each case, on the basis that the total amount received by Remainco pursuant to the overdrafts and after any payments pursuant to this Section 2.5(h) shall equal the Final Excess Spinco Cash Amount. To the extent Spinco overdrafted, prior to the Spinco Distribution, an amount greater than the Estimated Excess Spinco Cash Amount, Remainco shall be responsible for any interest, penalties and other costs owed to the bank with respect to such additional amounts; provided, that, Remainco’s obligation to pay for such interest, penalties and other costs hereunder shall be limited to the lesser of (x) interest, penalties and other costs accrued on such additional amount from the Spinco Distribution Date until the date all outstanding amounts with the bank where the overdraft was taken were repaid or (y) interest, penalties and other costs accrued on such additional amount from the Spinco Distribution Date through and including the 5th Business Day following the Spinco Distribution Date. For the avoidance of doubt, it shall not be considered an error giving rise to additional cost and expense incurred by Remainco if the Estimated Excess Spinco Cash Amount is greater than the Cash and Cash Equivalents as of immediately prior to the Spinco Distribution.

(t)    The Agreement is hereby amended to add the following as a new Section 2.5(i):

Within sixty (60) days following the Spinco Distribution Date, Remainco may, at its election, deliver to Spinco a detailed work plan on how to distribute Trapped Cash Amounts to Spinco (the “Repatriation Plan”) and setting forth the calculation of the Repatriation Costs and the Trapped Cash Reimbursement Amount. Spinco shall have thirty (30) days following delivery of the Repatriation Plan to review such plan. If at the conclusion of such thirty (30) day period Spinco has not delivered any objection to the Repatriation Plan or the calculation of the Repatriation Costs or the Trapped Cash Reimbursement Amount, then the Trapped Cash Reimbursement Amount shall be as set forth in the Repatriation Plan. If Spinco raises any objection to the Repatriation Plan or the calculation of the Repatriation Costs or the Trapped Cash Reimbursement Amount prior to the conclusion of such thirty (30) day period, the Parties shall negotiate in good faith for a period of thirty (30) days thereafter. If the Parties are unable to resolve such dispute by the conclusion of such thirty (30) day period Remainco shall engage, with the consent of Spinco (not to be unreasonably withheld, conditioned or delayed), a nationally recognized third-party accounting firm that provides tax advisory services to determine, if the Repatriation Plan is in dispute, whether the distributions described in the Repatriation Plan delivered by Remainco would be permitted by applicable Law and can be accomplished without unreasonable burden to Spinco, if the Repatriation Costs are in dispute, the appropriate amount of such Repatriation Costs, and based on the foregoing, the final calculation of the Trapped Cash Reimbursement Amount. To the extent the accounting firm determines that the distributions in the Repatriation Plan (x) are not permitted under applicable Law or (y) cannot be accomplished without unreasonable burden to Spinco the accounting firm shall, at the cost of Remainco, revise the Repatriation Plan as promptly as practicable to permit the maximum amount of distributions to be permitted by applicable Law and without unreasonable burden to Spinco and the Repatriation Costs and Trapped Cash Reimbursement Amount will be based on what can be transferred in the Repatriation Plan and the accounting firm’s calculation thereof. The accounting firm shall act as an expert and not as an arbitrator, and the determination of the accounting firm shall be final and binding on the Parties. For the avoidance of doubt, the determination of what is distributable in the Repatriation Plan shall take into account the distributable reserves of the appropriate member of the Spinco Group (calculated in accordance with applicable Law and based on the balance sheet of such member of the Spinco Group as of immediately prior to the Spinco Distribution) and the paid in capital of the applicable member of the Spinco Group (calculated as the amount of any contribution less the par value of any shares issued in respect thereof (if any) and based on the balance sheet of such member of the Spinco Group as of immediately prior to the Spinco Distribution). Whether by failure of Spinco to object to the Repatriation Plan, agreement following negotiation or the determination of the accounting firm, within five (5) Business Days of the determination of the Trapped Cash Reimbursement Amount, Spinco shall make a payment by wire transfer of immediately available funds to Remainco of the Trapped Cash Reimbursement Amount.

(u)    The Agreement is hereby amended to add the following as a new Section 2.5(j):

With respect to the amounts overdrafted from one or more bank accounts of members of the Spinco Group to fund the Estimated Excess Spinco Cash Amount prior to the Spinco Distribution, RMT Partner and its Subsidiaries (other than Spinco and its Subsidiaries) shall not directly fund any repayment of such amounts prior to the date that is thirty (30) days following the Spinco Distribution Date. The Excess Spinco Cash Amount shall be calculated and paid in U.S. dollars. Any Cash and Cash Equivalents denominated in a currency other than U.S. dollars shall be converted into U.S. dollars at the U.S. dollar spot rate of exchange applicable to such other currency as quoted by Bloomberg on January 27, 2021, if the Spinco Distribution is on February 1, 2021, or the equivalent Business Day if the Spinco Distribution is another date (“Final Cash Conversion Rate”). No later than the Spinco Distribution, RMT Partner shall enter into a guaranty in favor of the bank set forth on Schedule 2.5(f), which shall be effective as of the Spinco Distribution and guaranty the repayment of amounts overdrafted from such account.

(v)    The Agreement is hereby amended to add a new Schedule 2.5(f) containing the contents of Schedule 2.5(f) of this Amendment.

Section 1.2    Net Working Capital. The definition of “Net Working Capital” in the Agreement is hereby amended and restated in its entirety to read as follows:

“Net Working Capital” shall mean, as of any time of determination, (a) the aggregate consolidated current assets (based solely on the current asset account line items included in the example calculation of Net Working Capital set forth on Schedule 1.1(4) and excluding, for the avoidance of doubt, Cash and Cash Equivalents) of the Spinco Business as of such time, minus (b) the aggregate consolidated current liabilities (based solely on the current liability account line items included in the example calculation of Net Working Capital set forth on Schedule 1.1(4) and excluding, for the avoidance of doubt, Spinco Indebtedness, Remainco Designated Transaction Expenses and Overdraft Principal and Costs) of the Spinco Business as of such time, in each case, calculated in accordance with the Accounting Principles. For clarity, “of the Spinco Business” means such items are otherwise Spinco Assets or Spinco Liabilities under this Agreement, as applicable.

Section 1.3    Spinco Assets; Remainco Assets.

(a)    Schedule 1.1(215)(b) (Spinco Assets) of the Agreement is hereby amended in the manner as set forth and described on Schedule 1.3(a) of this Amendment.

(b)    Schedule 1.1(166)(b) (Remainco Assets) of the Agreement is hereby amended in the manner as set forth and described on Schedule 1.3(b) of this Amendment.

(c)    In furtherance of the foregoing and without limiting any provision of the Agreement, the Parties hereby agree that each Party shall, (A) enforce at the other Party’s request, or allow the other Party to enforce in a commercially reasonable manner, any rights of the other Party under the Transaction Agreement (the “FMC Agreement”), dated as of March 31, 2017, by and between E. I du Pont de Nemours and Company (“EID”) and FMC Corporation (“FMC”) or any H&N Acquisition Document (as defined in the FMC Agreement), (B) not waive any rights related to the other Party’s obligations under the FMC Agreement or any H&N Acquisition Document, (C) not terminate (or consent to be terminated) the FMC Agreement or any H&N Acquisition Document, (D) not amend, modify or supplement the FMC Agreement or any H&N Acquisition Document and (E) provide written notice to the applicable other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from FMC if related to any obligation of the other Party thereunder; provided that the costs and expenses incurred by the responding Party in respect of any request by the other Party in respect of clause (A) shall be borne solely by the requesting Party or its Group.

Section 1.4    Real Estate Matters. Each of Schedule 1.1(215)(d)(ii) (Spinco Leased Real Property), Schedule 1.1(166)(d)(ii) (Remainco Leased Real Property) and Schedule 1.1(207) (Space Leases) of the Agreement are hereby amended in the manner as set forth and described on Schedule 1.4 of this Amendment.

Section 1.5    IP Matters; Sourcing Matters.

(a)    Schedule 1.1(235)(b) (Spinco Intellectual Property) (including Appendix 1.1(235)(b)), of the Agreement is hereby amended in the manner as set forth and described on Schedule 1.5(a) of this Amendment.

(b)    Each of Schedule 1.1(244) (Spinco Specified DWDP Separation Related Agreements) and Schedule 1.1(199) (Severable DWDP Separation Related Agreements) is hereby amended in the manner as set forth and described on Schedule 1.5(b) of this Amendment.

Section 1.6    Interpretation. The Agreement is hereby amended to add the following sentence at the end of Section 1.2:

For the avoidance of doubt, any Liability of a Party hereunder for the operation of any business conducted by such Party or a member of its Group, or on such Party’s behalf, at any time after the Spinco Distribution shall not be affected by the fact such business is similar to any business of the other Party.

Section 1.7    Wrong Pockets.

(a)    Section 2.9(d) of the Agreement is hereby amended and restated to read as follows:

After the Spinco Distribution, Spinco shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly following the identification (in a reasonable amount of time and in accordance with the ordinary course practices and procedures for processing monies or checks) of any monies or checks that have been received by Spinco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution that are (or represent the proceeds of), in whole or in part, a Remainco Asset (which, for the avoidance of doubt, shall include proceeds of the business conducted by the Remainco Group following the Spinco Distribution), pay or deliver to Remainco (or its designee) such monies or checks that have been received by Spinco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution to the extent they are (or represent the proceeds of) a Remainco Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the Remainco Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the Remainco Group within seven (7) days).

(b)    Section 2.9(e) of the Agreement is hereby amended and restated to read as follows:

After the Spinco Distribution, Remainco shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly following the identification (in a reasonable amount of time and in accordance with the ordinary course practices and procedures for processing monies or checks) of any monies or checks that have been received by Remainco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution that are (or represent the proceeds of), in whole or in part, a Spinco Asset (which, for the avoidance of doubt, shall include proceeds of the business conducted by the Spinco Group following the Spinco Distribution), pay or deliver to Spinco (or its designee) such monies or checks that have been received by Remainco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution to the extent they are (or represent the proceeds of) a Spinco Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the Spinco Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the Spinco Group within seven (7) days).

Section 1.8    Post-Distribution Separation Steps.

(a)    The Agreement is hereby amended to add the following as a new Section 2.16:

With respect to those transactions to be completed by the Parties following the Spinco Distribution and identified on Schedule 2.16, such transactions shall be consummated by the Parties following the Spinco Distribution in accordance with the Separation Plan, and subject to and in accordance with such further terms set forth on Schedule 2.16.

(b)    The Agreement is hereby amended to add a new Schedule 2.16 containing the contents of Schedule 2.16 of this Amendment.

Section 1.9    Flow of Spinco Special Cash Payment. Section 3.4 of the Agreement is hereby amended to add the following to the end thereof:

Notwithstanding the foregoing in this Section 3.4, or the obligation of Spinco to make the Spinco Special Cash Payment as a distribution to Remainco pursuant to Section 2.1, to the extent reflected in the Separation Plan, Spinco shall (i) transfer a portion of the Spinco Special Cash payment to a Subsidiary of Remainco or (ii) transfer a portion of the Spinco Special Cash Payment to one or more of its Subsidiaries and such Subsidiary shall thereafter pay such amount to Remainco or any Subsidiary of Remainco, in each case, prior to the Spinco Distribution and in such amount and to such legal entities as set forth in the Separation Plan. The amount of the Spinco Special Cash Payment distributed to Remainco by Spinco shall be reduced by the amount of any portion of the Spinco Special Cash Payment transferred pursuant to clauses (i) or (ii) of the previous sentence; provided, that, at all times Remainco, whether through itself, its Subsidiaries, or a combination thereof, shall be entitled to receive the full amount of the Spinco Special Cash Payment (subject to any post-closing adjustment payments as set forth in Section 2.5).

Section 1.10    Indemnification Provisions. Section 7.4(f) of the Agreement prior to clause (iii) is hereby amended and restated to read as follows:

Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (i) the indemnification provisions in Section 2.4, Section 2.13, Section 6.2, Section 6.4 and any other provision for indemnification contained in this Agreement, (ii) the mechanisms in Section 2.5,

ARTICLE II

JOINDER

Section 2.1    Joinder to the Agreement; Acknowledgement of Rights and Obligations as Successor to Spinco.

(a)    By its execution of this Amendment, Merger Sub II shall be deemed to be a party to the Agreement and hereby ratifies, accepts and agrees to be bound by all of the terms of the Agreement.

(b)     Upon, and subject to, the merger of Spinco with an into Merger Sub II, with Merger Sub II as the surviving entity (the “Second Merger”), all references in the Agreement to “Spinco” shall be deemed references to Merger Sub II, and Merger Sub II, as a successor to Spinco, shall be entitled to all rights and benefits of Spinco under the Agreement and responsible for all obligations and Liabilities of Spinco under the Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Limited Amendment. This Amendment constitutes an instrument in writing duly signed by the Parties and RMT Partner under Section 11.7 of the Agreement. Except as and to the extent specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, all references to the Agreement, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall refer to the Agreement as amended hereby. Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as December 15, 2019, and any references in the Agreement, as amended hereby, to “the date of this Agreement,” “the day and year first above written,” “the date hereof” or any similar reference shall continue to refer to December 15, 2019.

Section 3.2    Entire Agreement. This Amendment, including the schedules hereto, and the Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the

Conveyancing and Assumption Instruments shall constitute the entire agreement among Remainco, Spinco, RMT Partner and Merger Sub II with respect to the subject matter hereof (which for the avoidance of doubt, does not include the Merger) and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail.

Section 3.3    Additional Provisions. The provisions of Section 1.2, Section 9.1, Section 11.3, Sections 11.6 through Section 11.10, Sections 11.14 through Section 11.19 shall apply to this Amendment, mutatis mutandis, and are incorporated by reference as if fully set forth herein. For the avoidance of doubt, the inclusion or failure to include any provision in the foregoing shall not effect any of the provisions in Article IX or Article XI of the Agreement, which shall remain in full force and effect and applicable to the Agreement as amended by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Lori Koch
Name: Lori D. Koch
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to the Separation and Distribution Agreement]

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Lori Koch
Name: Lori D. Koch
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to the Separation and Distribution Agreement]

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Rustom Jilla
Name: Rustom Jilla
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Separation and Distribution Agreement]

NEPTUNE MERGER SUB II LLC

By:	International Flavors & Fragrances Inc., its Sole Member

By:	/s/ Rustom Jilla
Name: Rustom Jilla
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Separation and Distribution Agreement]